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                                                                   Exhibit 10.14



                                     FORM OF
                          EXECUTIVE SEVERANCE AGREEMENT



         THIS AGREEMENT is entered into as of the 1st day of October, 1999 by and between Lanier Worldwide, Inc., a Delaware corporation (the "Company"), and ___________________ ("Executive").

                                   WITNESSETH

         WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

         WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, Executive currently serves as an officer of the Company; and

         WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued and undivided dedication to his duties in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without being influenced by the Executive's uncertainty of the Executive's own situation; and

         WHEREAS, the Board has authorized the Company to enter into this Agreement.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         (a) "Board" means the Board of Directors of the Company.

         (b) "Cause" means as determined by the Board in good faith: (1) a material breach by Executive of the duties and responsibilities of Executive or any written policies or directives of the Company (other than as a result of incapacity due to physical or mental illness) which is (i) willful or involves gross negligence, and (ii) not remedied within fifteen (15) days after receipt of written notice from the Company which specifically identifies the manner in which such breach has occurred; (2) Executive commits any felony or any misdemeanor involving willful misconduct; (3) Executive engages in a fraudulent or dishonest act that



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damages or adversely prejudices the Company or any affiliate of the Company or engages in other conduct or activities damaging to the property, business or reputation of the Company or an affiliate of the Company; (4) Executive engages in habitual insobriety or substance abuse that materially damages or adversely prejudices the Company or any affiliate of the Company; or (5) Executive diverts any business opportunity from the Company or any affiliate of the Company (except with prior written consent of the Board). Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event set forth in clauses (1) through (5) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

         (c) "Change in Control" means the occurrence of any one of the following events:

                  (1) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange
         Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (1) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Control Transaction (as defined in paragraph (3)), or (v) pursuant to any acquisition by Executive or by any group of persons including Executive or acting in concert with Executive;

                  (2) individuals who, on the "Distribution Date" as defined in the Registration Statement on Form 10 and any amendments thereto filed by the Company with the Securities and Exchange Commission, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Distribution Date, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; PROVIDED, HOWEVER, that no such individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by



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         or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

                  (3) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a "Business Combination"), unless immediately following such Business Combination: (i) more than 66 2/3% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (ii) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the company resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (i), (ii) and (iii) shall be deemed to be a "Non-Control Transaction"); or

                  (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

                  Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                  Notwithstanding anything in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control, and Executive reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") and a Change in Control involving such Third Party occurs, then for all purposes of this Agreement,


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the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.

         (d) "Date of Termination" means (1) the effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 10, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

         (e) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after a Change in Control:

                  (1) (i) the assignment to Executive of any duties or responsibilities inconsistent in any material adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material adverse diminution of such duties or responsibilities) or (ii) a material adverse change in Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;

                  (2) a reduction by the Company in Executive's rate of annual base salary or annual target bonus (including any material adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

                  (3) any requirement of the Company that Executive (i) be based anywhere more than fifty (50) miles from the facility where Executive is located at the time of the Change in Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

                  (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in the most favorable employee benefit plans, practices, programs and policies of the Company in effect for all other executives of the company and its affiliated companies, or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan except such action or reduction as is uniformly applied to all other executives of the Company, (ii) provide Executive and Executive's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive and Executive's dependents immediately prior to such Change in Control or provide substantially comparable benefits at a substantially comparable cost to Executive, unless Executive and Executive's dependents are provided with the most favorable welfare benefit plans, practices, programs and policies in effect for all other executives of the Company and its affiliated Company, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the


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         Company and its affiliated companies in effect for Executive immediately prior to such Change in Control, or provide substantially comparable fringe benefits, unless Executive is provided with the most favorable fringe benefit plans, practices, programs and policies in effect for all other executives of the Company and its affiliated Companies, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control; or

                  (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 9(b); or

                  (6) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted hereby.

                  Any event or condition described in this Section 1(e)(1) through (6) which occurs prior to a Change in Control, but was at the request or suggestion of a Third Party who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive must provide notice of termination of employment within ninety (90) days of Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

                  (f) "Nonqualifying Termination" means a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than Good Reason, (3) as a result of Executive s death, (4) by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness, or (5) as a result of Executive's mandatory retirement (not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive's written consent.

                  (g) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of more than 50% of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive more than 50% of the distribution of profits or of the assets on liquidation or dissolution.

                  (h) "Termination Period" means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.


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         2. OBLIGATIONS OF EXECUTIVE.

         (a) EMPLOYMENT WITH THE COMPANY. Executive agrees that if a Change in Control shall occur, Executive shall not voluntarily leave the employ of the Company without Good Reason for a period of six (6) months following the Change in Control.

         (b) TRADE SECRETS. Executive shall hold in confidence all Trade Secrets of the Company, and/or any of its Subsidiaries or affiliated companies, that came into Executive's knowledge during Executive's employment by the Company or any of its Subsidiaries or affiliated companies, and shall not disclose, publish or make use of at any time after the date of this Agreement such Trade Secrets without the prior written consent of the Company for so long as the information remains a Trade Secret. "Trade Secret" means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         (c) CONFIDENTIAL INFORMATION. Executive hereby agrees that, during the period beginning on the date of this Agreement and ending two (2) years after the date Executive's employment with the Company, or any of its Subsidiaries or affiliated companies, ends or is terminated for any reason (the "Nondisclosure Period"), Executive will hold in confidence all Confidential Information of the Company, or any of its Subsidiaries or affiliated companies, that came into Executive's knowledge during Executive's employment by the Company or any of its Subsidiaries or affiliated companies, and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company. "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company or any of its Subsidiaries or affiliated companies and is not generally known to the public or to competitors of the Company or any of its Subsidiaries or affiliated companies.

         (d) RETURN OF MATERIALS. Upon the request of the Company and, in any event, upon the termination of Executive's employment with the Company or any of its Subsidiaries or affiliated companies, Executive shall deliver to the Company all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Executive's services for the Company or any of its Subsidiaries or affiliated companies, the business of the Company or any of its Subsidiaries or affiliated companies, or containing Trade Secrets or Confidential Information regarding the business of the Company or of any of its Subsidiaries or affiliated companies' business, whether made or compiled by Executive or furnished to Executive by virtue of his employment with the Company or any of its Subsidiaries or affiliated companies.



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         (e) OTHER NONDISCLOSURE OBLIGATIONS. During the Nondisclosure Period,
Executive will not without the prior written consent of the Company, publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media or any third party relating to the business or affairs of the Company or any of its Subsidiaries or affiliated companies.

         (f) INTERPRETATION. The restrictions stated in this Section 2 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the right of the Company or any of its Subsidiaries or affiliated companies under applicable law to protect its trade secrets and confidential information.

     3.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

         (a) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, and Executive agrees upon such termination to execute such release as may be prepared by the Company with respect to all tort and contract claims as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including those specified in Section 12(b), then the Company shall pay to Executive (or Executive's beneficiary or estate) within thirty (30) days following the Date of Termination, as compensation for services rendered to the Company a lump-sum cash amount equal to the sum of:

                  (1) Executive's base salary through the Date of Termination, to the extent not theretofore paid;

                  (2) A PRO RATA portion of Executive's annual bonus in an amount at least equal to: (i) the greatest of (A) not less than Executive's target bonus for the fiscal year in which the Change in Control occurs, (B) not less than Executive's target bonus for the fiscal year in which Executive's Date of Termination occurs, and (C) Executive's actual bonus payout for the fiscal year in which Executive's Date of Termination occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365);

                  (3) Any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid;

                  (4) Three times Executive's highest annual rate of base salary during the 12-month period prior to the Date of Termination; plus

                  (5) Three times the greatest of: (i) the highest bonus earned by Executive in respect of the three (3) fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs, (ii) Executive's target bonus for

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         the fiscal year in which the Change in Control occurs, and (iii)
         Executive's target bonus for the fiscal year in which Executive's Date of Termination occurs.

 Any amount paid pursuant to Sections 3(a)(4) and 3(a)(5) shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy of the Company.

                  (b) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, the Company shall continue to provide, for a period of two (2) years following the Date of Termination but in no event after Executive's attainment of age 65, Executive (and Executive's dependents if applicable) with the same level of medical, dental, accident, disability, life insurance and any other similar benefits in place as of the Date of Termination upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); PROVIDED, THAT if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted or shall pay Executive a lump sum in cash equal to the then present value of such benefits. Notwithstanding the foregoing, in the event Executive becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to the benefits provided by the other employer during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

                  Should the terminated Executive move his residence in order to pursue other business opportunities within two (2) years of the Date of Termination, the Company agrees to reimburse such Executive for any reasonable expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Reimbursement shall include assistance in selling the Executive's home which was customarily provided by the Company to transferred executives prior to the Change in Control. The Executive shall be promptly reimbursed by the Company for up to $4,000 of fees and expenses charged to Executive by any executive recruiting, counseling or placement firms incurred in seeking new employment following the Date of Termination. The Company shall also pay to the Executive on demand in cash an "additional amount" such that the federal, state and local taxes on the aggregate of such reimbursements and the "additional amount" equal said "additional amount." The Company will also pay to the Executive on demand in cash up to $5,000 to provide the Executive with professional financial and tax planning assistance. If immediately prior to the Date of Termination the Company provided the Executive with any club memberships, the Executive will be entitled to continue such memberships at Executive's sole expense.

                  (c) If during the Termination Period the employment of Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a cash amount equal to the sum of

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(1) Executive's base salary through the Date of Termination, to the extent not theretofore paid, (2) any benefits or awards which have been earned or become payable pursuant to the terms of any compensation plan but which have not yet been paid to the Executive, and (3) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

         4.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

             (a) If the Company or the Company's accountants determine that the payments called for under this Agreement or any other payments or benefits made available to the Executive by the Company or an affiliate of the Company will result in the Executive being subject to an excise tax under Section 4999 of the Code ("Excise Tax") or if an Excise Tax is assessed against the Executive as a result of such payments or other benefits, the Company shall make a Gross-Up Payment (as defined in this Section 4(a)) to or on behalf of the Executive as and when such determination(s) and assessment(s), as appropriate, are made, subject to the conditions of this Section 4(a). A "Gross-Up Payment" shall mean a payment to or on behalf of the Executive that shall be sufficient to pay (1) any Excise Tax in full, (2) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment, and (3) any interest or penalties assessed by the Internal Revenue Service on the Executive if such interest or penalties are attributable to the Company's failure to comply with its obligations under this Section 4(a) or applicable law. Any determination under this Section 4(a) by the Company or the Company's accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. The Executive shall take such action (other than waiving Executive's right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. If the Company reasonably requests that the Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and the Executive complies with such request, the Company shall provide the Executive with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as the Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

             (b) Subject to the provisions of Section 4(a), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the"Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the receipt of notice from the Company or the Executive that there has been a payment that could trigger a Gross-Up Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the



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determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be born solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 4 with respect to any Payments shall be made no later than sixty (60) days following such Payments. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent Executive's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

         5. WITHHOLDING TAXES. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

         6. TERM OF AGREEMENT. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three-year written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of twenty-four (24) months after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section 6 to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive's employment prior to a Change in Control, except as provided in the last paragraph of Section 1(c) or the last paragraph of Section 1(e).

         7. TERMINATION OF AGREEMENT. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (a) termination of Executive's employment with the Company prior to a Change in Control (except as otherwise provided hereunder), (b) a Nonqualifying Termination, (c) the end of the Termination Period, or (d) expiration in accordance with Section 6.



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         8. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); PROVIDED, HOWEVER, that any termination of Executive's employment during the Termination Period shall be subject to all of the provisions of this Agreement.


         9. SUCCESSORS; BINDING AGREEMENT.

           (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred (the "Surviving Company") and such Surviving Company shall be treated as the Company hereunder.

           (b) The Company agrees that concurrently with any Business Combination that does not constitute a Non-Control Transaction, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

             (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

         10. NOTICE.

             (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

         If to the Executive: At the last known address shown in the Company's records.

         If to the Company:   Lanier Worldwide, Inc.
                              2300 Parklake Drive, N.E.
                              Atlanta, Georgia 30345

                              ATTN: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (3) specify the termination date (which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

         11. FULL SETTLEMENT. The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other payments to Executive under any previous severance or employment agreement between the Executive and the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 3(b), such amounts shall not be reduced whether or not Executive obtains other employment.

         12. RESOLUTION OF DISPUTES.

            (a) If a legally cognizable dispute arises out of or relates of this Agreement or the breach, termination, or validity thereof, or the compensation, promotion, demotion, discipline, discharge or terms and conditions of employment of the Executive, and if said dispute cannot be settled through direct discussions, the parties agree to resolve the dispute by binding arbitration before the American Arbitration Association ("AAA"), Center for Public Resources, Judicial Arbitration and Mediation Services, or the President of the State Bar Association of the state (or the President's designee) where the arbitration shall be held. Arbitration proceedings shall be held in Atlanta, Georgia, or at such other place as may be selected by the mutual agreement of the parties. The arbitration shall proceed in accordance with the Employment Dispute Resolution Rules of the AAA in effect on the date of this Agreement, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that claims or disputes involving the breach or alleged breach by Executive of any of the covenants or obligations set forth in Sections 2(b) through 2(e) of this Agreement may, at the Company's discretion, be settled by any court having jurisdiction thereof or decided by arbitration pursuant to this section.

         (b) Disputes subject to binding arbitration pursuant to this section include all tort and contract claims as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act; the Americans with Disabilities Act, the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Civil Rights of 1866, as amended; and the Employee Retirement Income Security Act of 1974. Disputes subject to binding arbitration pursuant to this section also include claims against the Company's parent and subsidiaries, and affiliated and successor companies, and claims against the Company that include claims against the Company's agents and employees, in their capacity as such and otherwise.

         (c) The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Georgia or, if applicable, federal law. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Georgia could order or grant, including without limitation, specific performance of any obligation created under this Agreement; an award of punitive, exemplary, statutory, or compensatory damages; the issuance of an injunction or other provisional relief; or the imposition of sanctions for abuse or frustration of the arbitration process.

         (d) Each party shall pay for its own fees and expenses of arbitration including the expense of its own counsel, experts, witnesses and preparation and presentation of evidence except that the cost of the arbitrator and any filing fee exceeding the applicable filing fee in federal court shall be paid by the Company; provided, however, that all reasonable costs and fees necessarily incurred by any party are subject to reimbursement from the other party at the discretion of the arbitrator.

         (e) By initialing below, Executive and the Company acknowledge that each has read the provisions of this Section 12 and agree to arbitration as provided herein. (A duly authorized officer of the Company shall provide his or her initials on behalf of the Company.)


LANIER WORLDWIDE, INC.              EXECUTIVE:



By: ___________________________     ____________________________
Title: _________________________

         13. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

         14. GOVERNING LAW, VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

         15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


         16. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive's estate or Executive's beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive's estate or Executive's beneficiaries under any other employee benefit plan or compensation program of the Company.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.


LANIER WORLDWIDE, INC.                      EXECUTIVE:



By:_________________________                ____________________________
Title:______________________